Exhibit (18)(a)

April 25, 2007

The Board of Directors and Management
Coachmen Industries
2831 Dexter Drive
Elkhart, IN 46514

Ladies and Gentlemen,

Note 1 of the Notes to the Condensed Consolidated Financial Statements of Coachmen Industries, Inc. (“Company”) included in its Form 10-Q for the period ended March 31, 2007 describes a change in the classification of delivery expenses from operating expenses to cost of sales. There are no authoritative criteria for determining a ‘preferable’ method of classifying delivery expenses based on the particular circumstances; however, we conclude that such change in classification is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, and therefore we do not express any opinion on any financial statements of Coachmen Industries, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Grand Rapids, Michigan